First Industrial Realty Trust, Inc.
311 South Wacker Drive
Suite 4000
Chicago, IL 60606
312/344-4300
FAX: 312/922-9851
Robert D. Newman Joins First Industrial’s Board of Directors
CHICAGO, July 17, 2006 – First Industrial Realty Trust, Inc. (NYSE: FR), the nation’s largest provider of diversified industrial real estate, announced today that Robert D. Newman has joined the board of directors. Mr. Newman is a principal and a member of the executive committee of William Blair & Company, L.L.C., a Chicago-based investment firm offering investment banking, asset management, equity research, institutional and private brokerage, and private capital to individual, institutional, and issuing clients. Since 2001, Mr. Newman has served as William Blair’s director of equity research, where he is responsible for managing the firm’s equity research department, which covers more than 300 growth companies across five industry sectors.
“We are very pleased that Bob has joined our board of directors,” said Mike Brennan, president and CEO of First Industrial. “Bob brings a deep expertise of the capital markets, as well as a broad knowledge of many industries that will be valuable to our company as we continue to grow our customer base.”
Mr. Newman joined William Blair & Company more than 15 years ago as a securities analyst and became a principal of the firm in 1993. Prior to his current position, he served as director of research of William Blair’s investment management services department. Mr. Newman is a chartered financial analyst and a certified public accountant. His professional affiliations include the American Institute of Certified Public Accountants and the Investment Analysts Society of Chicago. He earned his master of business administration from the Kellogg School of Management at Northwestern University and his bachelor of science in accounting from the University of Illinois.
First Industrial Realty Trust, Inc., the nation’s largest provider of diversified industrial real estate, serves every aspect of Corporate America’s industrial real estate needs, including customized supply chain solutions, through its unique I-N-D-L operating platform, which utilizes a pure Industrial focus and National scope to provide Diverse facility types, while offering local, full-service management and expertise. The Company owns, operates and has under development more than 100 million square feet of industrial real estate in markets throughout the United States. Building, buying, selling, leasing and managing industrial property in major markets nationwide, First Industrial develops long-term relationships with corporate real estate directors, tenants and brokers to better serve customers with creative, flexible industrial real estate solutions.
This press release may contain forward-looking information about the Company. A number of factors could cause the Company’s actual results to differ materially from those anticipated, including changes in: economic conditions generally and the real estate market specifically, legislative/regulatory changes (including changes to laws governing the taxation of real estate investment trusts), availability of financing, interest rate levels, competition, supply and demand for industrial properties in the Company’s current and proposed market areas, potential environmental liabilities, slippage in development or lease-up schedules, tenant credit risks, higher-than-expected costs and changes in general accounting principles, policies and guidelines applicable to real estate investment trusts. For further information on these and other factors that could impact the Company and the statements contained herein, reference should be made to the Company’s filings with the Securities and Exchange Commission.

Contact:	Sean P. O’Neill
SVP, Investor Relations and Corporate Communications
312-344-4401

Art Harmon
Sr. Manager, Investor Relations and Corporate Communications
312-344-4320